BISYS FUND SERVICES
CODE OF ETHICS
EXHIBIT B

The following Broker/Dealers are subject to the BISYS Fund Services Code of Ethics2:

BISYS Fund Services, Limited Partnership
BNY Hamilton Distributor, Inc.
Centura Funds Distributor, Inc.
Evergreen Distributor, Inc.
Fifth Third Funds Distributor, Inc.
Funds Distributors, Inc.
Heartland Investor Services, LLC
J.P. Morgan Fund Distributors, Inc.
Laudus Distributor, Inc.
Mercantile Investment Services, Inc.
New Covenant Funds Distributor, Inc.
Performance Funds Distributor, Inc.
ProFunds Distributors, Inc.
Victory Capital Advisers, Inc.

The following affiliated service entities are subject to the BISYS Fund Services Code of Ethics2:

BISYS Fund Services Ohio, Inc.
BISYS Fund Services, Inc.

2  The companies listed on this Exhibit B may be amended from time to time, as required.

B-1